UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 6, 2021
iRhythm Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-37918	20-8149544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
699 8th Street, Suite 600
San Francisco, California 94103
(Address of principal executive office) (Zip Code)
(415) 632-5700
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $.001 Per Share	IRTC	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On October 6, 2021, Mr. Raymond W. Scott notified the Board of Directors (the “Board”) of iRhythm Technologies, Inc. (the “Company”) of his resignation from our Board, our Audit Committee and our Nominating and Corporate Governance Committee, effective as of November 1, 2021. Mr. Scott serves as chairperson of our Nominating and Corporate Governance Committee. Mr. Scott’s resignation is not due to any disagreement with the Company.

Election of New Director

On October 11, 2021, the Board elected Karen Ling to serve as a Class I director, effective November 1, 2021, with a term expiring at the 2023 annual meeting of stockholders or until her successor has been duly elected and qualified. The appointment of Ms. Ling will fill the vacancy created by the resignation of Mr. Scott from our Board. The Board has affirmatively determined that Ms. Ling is an independent director pursuant to the listing standards of The NASDAQ Stock Market. Ms. Ling’s compensation for service as a non-employee director will be consistent with that of the Company’s other non-employee directors, subject to proration to reflect the commencement date of her service on the Board.

Ms. Ling recently retired in May 2021 from her role as Executive Vice President and Chief Human Resources Officer for American International Group, Inc. (“AIG”), a position she had held since July 2019. In this role, Ms. Ling oversaw all aspects of human capital management, including talent acquisition, training, development, compensation and benefits, and diversity, equity and inclusion. From 2014 until joining AIG, Ms. Ling served as Executive Vice President and Chief Human Resources Officer at Allergan plc., a pharmaceutical company. In this capacity, Ms. Ling developed and oversaw a global HR strategy during a period of transition that included successfully launching new company-wide HR resources and cultural initiatives. Previously Ms. Ling was Senior Vice President, Human Resources for Merck & Co., Inc.’s Global Human Health and Consumer Care businesses worldwide. Prior to Merck, she was Group Vice President, Global Compensation & Benefits at Schering-Plough. Ms. Ling also spent 14 years at Wyeth in various positions of increasing responsibility developing HR strategies for business units and working in Wyeth’s Labor & Employment Department. Ms. Ling holds a J.D. from Boston University School of Law and a B.A. in Economics from Yale University.

There are no arrangements or understandings between Ms. Ling and any other person pursuant to which Ms. Ling was appointed as a director of the Company. Ms. Ling has no family relationships with any of the Company’s directors or executive officers, and, other than as described above, Ms. Ling does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On October 12, 2021, the Company issued a press release announcing Ms. Ling’s appointment. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Appointments and Changes to Board Committees

Following the resignation of Mr. Scott, our Audit Committee will be comprised of the following members: Mark J. Rubash (chair), Renee Budig and Ralph Snyderman, M.D. effective November 1, 2021.

On October 11, 2021, the Board also appointed Ms. Ling as a member of our Compensation Committee, effective November 1, 2021. As of November 1, 2021, the Compensation Committee will be comprised of the following members: Bruce G. Bodaken (chair), C. Noel Bairey Merz, M.D., Ms. Ling and Abhijit Y. Talwalkar.

In addition, the Board also appointed Mr. Bodaken as a member of our Nominating and Governance Committee and Mr. Talwalkar as chair of the Nominating and Governance Committee, in each case effective as of November 1, 2021. As of November 1, 2021, the Nominating and Corporate Governance Committee will be comprised of the following members: Mr. Talwalker (chair), Mr. Bodaken and Mark Rubash.

All of the directors on our Audit, Compensation and Nominating and Governance Committees are independent within the meaning of the listing standards of The NASDAQ Stock Market.

Item 9.01 Exhibits

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated as of October 12, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IRHYTHM TECHNOLOGIES, INC.

Date: October 12, 2021	By:	/s/ Quentin S. Blackford
Quentin S. Blackford
Chief Executive Officer